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                                                                     EXHIBIT 3.2

                            Commonwealth of Virginia
                          State Corporation Commission

I Certify the Following from the Records of the Commission:

The foregoing is a true copy of all documents constituting the charter of O'SULLIVAN INDUSTRIES - VIRGINIA, INC.

Nothing more is hereby certified.

Signed and Sealed at Richmond on this Date:
November 16, 1999


/s/ Joel H. Peck
----------------------                                                    [SEAL]
Joel H. Peck, Clerk of the Commission

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CIS090
316229
                            COMMONWEALTH OF VIRGINIA
                          STATE CORPORATION COMMISSION
                                February 3, 1988

                          CERTIFICATE OF INCORPORATION

The State Corporation Commission has found the accompanying articles submitted on behalf of

O'SULLIVAN INDUSTRIES - VIRGINIA, INC.

to comply with the requirements of law, and confirms payment of all related fees.

Therefore, it is ordered that this

CERTIFICATE OF INCORPORATION

be issued, and admitted to record with the articles In this office of the Commission, effective February 3, 1988.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.



STATE CORPORATION COMMISSION

By:  /s/ Elizabeth B. Lacy
     ---------------------
     Commissioner


Court Number: 216

01519NEW

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                          ARTICLES OF INCORPORATION OF
                     O'SULLIVAN INDUSTRIES - VIRGINIA, INC.

         I, the undersigned natural person of the age of twenty-one (21) years or more, a citizen of the State of Texas, acting as incorporator of a corporation under the Virginia Stock Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation.

                                   ARTICLE ONE

The name of the corporation is:

                     O'SULLIVAN INDUSTRIES - VIRGINIA, INC.

                                   ARTICLE TWO

         The total number of authorized shares of capital stock of the corporation shall be One Thousand (1,000) shares of common stock, with a par value of $1.00 per share.

                                  ARTICLE THREE

         The post office address of the initial registered office of the corporation is 5511 Staples Mill Road, Richmond, Virginia 23228, County of Henrico, and the name of its initial registered agent is Edward R. Parker, a resident of the Commonwealth of Virginia, a member of the Virginia State Bar and whose business office and address is identical with the initial registered office of the corporation.

                                  ARTICLE FOUR

         The members of the governing board of the corporation shall be styled directors. The initial directors shall serve until their successors are duly qualified and elected, and their names and post office addresses are as follows:

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Name                                                    Address

John V. Roach                                           1900 One Tandy Center
                                                        Fort Worth, Texas  76102

Herschel C. Winn                                        1800 One Tandy Center
                                                        Fort Worth, Texas  76102

Robert M. McClure                                       1600 One Tandy Center
                                                        Fort Worth, Texas  76102

                                  ARTICLE FIVE

         The purposes for which the corporation is organized are:

         To engage in the business of manufacturing; marketing various products at retail and at wholesale; importing and exporting various products; acquiring, owning and operating businesses and corporations engaged in such activities; and for any other lawful purpose within or without the Commonwealth of Virginia.

         To acquire by purchase, lease, or otherwise, property of all kinds and descriptions which may be useful or necessary in connection with the operation of said business including the acquisition of going concerns or businesses that may be related to the primary business of this corporation or that may be beneficial to the corporation to acquire, own or control.

         And, generally, to engage in any business not required to be specifically stated in these Articles by the Virginia Stock Corporation Act,
Section 13.1-620 of the Code of Virginia, and to do any and all. things necessary, incident to or in the furtherance of the said business; or to do and perform any and all acts or things necessary to the proper conduct of the said business or to transact any other business of whatever nature, or to operate any other trade or business necessary or incident to the said business, including the acquisition and holding of stock, securities or investments in any other company or commercial entity, and for such purposes to pledge the assets of the corporation, to borrow money, and generally to perform any act or thing necessary in connection with the said business.

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                                   ARTICLE SIX

         In any proceeding brought by a shareholder in the right of the corporation or brought by or on behalf of shareholders of the corporation, the officers and directors of the corporation shall not be liable for monetary damages in any amount arising out of any omission, act, transaction, occurrence or course of conduct and such liability is eliminated to the fullest extent permitted by the Virginia Stock Corporation Act, Section 13.1-692.1 of the Code of Virginia, as the same may be amended and supplemented. No amendment to or repeal of this ARTICLE SIX shall apply to or have any effect on the liability or alleged liability of any officer or director of the corporation for or with respect to any omissions, acts, transactions, occurrences or course of conduct of such officers and directors occurring prior to such amendment or repeal.

                                  ARTICLE SEVEN

         The period of duration for the corporation is perpetual.

         IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of February, 1988.
                                                     /s/ H.C. Winn
                                                     --------------------------
                                                     H. C. Winn, Incorporator

                                                     1800 One Tandy Center
                                                     Fort Worth, Texas 76102
                                                     Telephone: (817) 390-3752

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